CONSENT OF BRUCE LARSON

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Technical Disclosure”) regarding the technical disclosure contained in the news release dated January 5, 2015 related to Uranerz Energy Corporation (“Uranerz”) included as an exhibit to the Current Report on Form 8-K of Uranerz dated January 5, 2015 (the “8-K”) which is incorporated by reference into the Management Information Circular (the “MIC”) of Energy Fuels Inc. (the “Company”) which is being included as an exhibit to the Company’s Form 6-K (the “6-K”);

(ii)

the incorporation by reference of such Technical Disclosure in the 8-K into the 6-K and into the Company’s Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the “S-8”); and

(iii)	the use of my name in the 8-K, the 6-K, the MIC and the S-8.

/s/ Bruce Larson
Bruce Larson, P.G.

Date: June 23, 2015